UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15 (d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 15, 2018

Iconix Brand Group, Inc.

(Exact name of registrant as specified in its charter)

Delaware	0-10593	11-2481093
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1450 Broadway, 3rd floor, New York, NY	10018
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code (212) 730-0030

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Resignation of John Haugh as CEO, President and Director

On June 15, 2018, John Haugh resigned from his positions as Chief Executive Officer and President of Iconix Brand Group, Inc. (the “Company”) and resigned from the Company’s board of directors (the “Board of Directors” or the “Board”).

Appointment of F. Peter Cuneo as Interim Chief Executive Officer of the Company

On June 15, 2018, the Board appointed F. Peter Cuneo, the Executive Chairman of the Company’s Board of Directors, as Interim Chief Executive Officer of the Company. Mr. Cuneo will remain the Executive Chairman of the Company’s Board of Directors. As of June 15, 2018, the Company and Mr. Cuneo entered into an employment agreement with respect to the terms of Mr. Cuneo’s employment by the Company (the “Employment Agreement”). The prior employment agreement between the Company and Mr. Cuneo, dated as of December 18, 2017, terminated simultaneously with the effectiveness of the Employment Agreement with no further liability to the Company. The following summary of the Employment Agreement does not purport to be complete and is qualified in its entirety by reference to the Employment Agreement, a copy of which is attached as Exhibit 10.1 and is incorporated herein by reference.

As Interim Chief Executive Officer, Mr. Cuneo will receive a monthly salary of $83,333 for the period beginning on June 15, 2018 and ending three months thereafter, referred to as the term. In the event that the Company hires a permanent Chief Executive Officer prior to the expiration of the term, Mr. Cuneo will continue to receive a monthly salary of $83,333 for the remainder of the term. If Mr. Cuneo resigns as Interim Chief Executive Officer prior to the expiration of the term or is terminated for cause by the Company, no further salary shall be payable following such resignation or termination. Mr. Cuneo will receive an award of 50,000 fully vested restricted shares of the Company’s common stock promptly following the commencement of the term, and such shares will be priced at the closing price of the Company’s stock on the first day of the term.

No family relationships exist between Mr. Cuneo and any of the Company’s directors or executive officers. There are no arrangements or understandings between Mr. Cuneo and any other person pursuant to which Mr. Cuneo was selected as the Interim Chief Executive Officer, nor are there any transactions to which the Company is or was a participant and in which Mr. Cuneo has a material interest subject to disclosure under Item 404(a) of Regulation S-K.

F. Peter Cuneo, 74, has served as our Executive Chairman of the Board of Directors since December 2017 and from April 2016 until December 2016. Since August 2015, and while not serving as Executive Chairman, Mr. Cuneo has served as our Chairman of the Board. He also served as our Interim Chief Executive Officer from August 2015 until April 2016. Mr. Cuneo has served on our Board of Directors since October 2006. From June 2004 through December 2009 Mr. Cuneo served as the Vice Chairman of the Board of Directors of Marvel Entertainment, Inc. (“Marvel Entertainment”), a publicly traded entertainment company active in motion pictures, television, publishing, licensing and toys, and prior thereto, he served as the President and Chief Executive Officer of Marvel Entertainment from July 1999 to December 2002. Mr. Cuneo has also served as the Chairman of Cuneo & Co., L.L.C., a private investment firm, since July 1997 and previously served on the Board of Directors of WaterPik Technologies, Inc., a New York Stock Exchange company engaged in designing, manufacturing and marketing health care products, swimming pool products and water-heating systems, prior to its sale in 2006. From October 2004 to December 2005, he served on the Board of Directors of Majesco Entertainment Company, a provider of video game products primarily for the family oriented, mass market consumer. Mr. Cuneo received a Bachelor of Science degree from Alfred University in 1967 and currently serves as the Chairman of the Alfred University Board of Trustees. Mr. Cuneo received a Masters degree in business administration from Harvard Business School in 1973. The Board of Directors believes that Mr. Cuneo’s extensive business and financial background and significant experience as an executive of Marvel Entertainment, an owner and licensor of iconic intellectual property, contributes important expertise to our Board of Directors.

Item 8.01 Other Events.

On June 15, 2018, the Company issued a press release announcing Mr. Haugh’s resignation and Mr Cuneo’s appointment as interim CEO. A copy of the press release is attached to this Current Report on Form 8-K as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

10.1	Employment Agreement dated as of June 15, 2018 between the Company and Peter Cuneo (filed herewith)*

99.1	Press Release dated June 15, 2018 (filed herewith).

*	Denotes management compensation plan or arrangement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

ICONIX BRAND GROUP, INC.
(Registrant)

By:	/s/ David K. Jones
David K. Jones
Executive Vice President & Chief Financial Officer

Date: June 18, 2018